                                                                    EXHIBIT 12.1

                     AMERICAN COMMUNICATIONS SERVICES, INC.
          COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                ($ IN THOUSANDS)

                                                                                              NINE MONTHS
                                                          SIX MONTHS     FISCAL YEAR ENDED       ENDED           NINE MONTHS
                                                            ENDED          DECEMBER 31,        SEPTEMBER     ENDED SEPTEMBER 30,
                          FISCAL YEAR ENDED JUNE 30,     DECEMBER 31,   -------------------       30,       ---------------------
                        ------------------------------   ------------                         -----------
                                          1996                                 1996                                 1997
                          1995     -------------------       1995       -------------------      1996       ---------------------
                        --------                PRO      ------------                PRO      -----------                  PRO
                         ACTUAL     ACTUAL     FORMA        ACTUAL       ACTUAL     FORMA       ACTUAL       ACTUAL       FORMA
                        --------   --------   --------   ------------   --------   --------   -----------   ---------   ---------
Fixed Charges:
  Interest expense
    including
    amortization of
    debt issuance
    costs.............  $    170   $ 10,477   $ 10,824     $  2,835     $ 10,390   $ 10,619    $  13,653    $  25,336   $  25,338
  Portion of rent
    expenses
    representative of
    interest(1).......        66        385        425          124          561        581          402        1,544       1,552
                        --------   --------   --------      -------     --------   --------     --------     --------    --------
        Total fixed
          charges.....       236     10,862     11,249        2,959       10,951     11,200       14,055       26,880      26,890
Earnings (loss):
  Earnings (loss)
    before minority
    interest..........   (14,746)   (27,195)   (28,303)      (9,035)     (35,077)   (35,768)     (31,856)     (79,640)    (79,665)
  Preferred stock
    dividends.........     1,071      3,871      3,871        1,854        2,003      2,003        3,024        3,584       3,584
  Fixed charges.......       236     10,862     11,249        2,959       10,951     11,200       14,055       26,880      26,890
                        --------   --------   --------      -------     --------   --------     --------     --------    --------
        Earnings
          (loss)
          adjusted for
          fixed
          charges and
          preferred
          stock
          dividends...  $(16,053)  $(41,928)  $(43,423)    $(13,848)    $(48,031)  $(48,971)   $ (48,935)   $(110,104)  $(110,139)
Ratio of earnings
  (loss) to combined
  fixed charges and
  preferred stock
  dividends...........        --         --         --           --           --         --           --           --          --
Deficiency in earnings
  to cover combined
  fixed charges and
  preferred stock
  dividends...........  $(16,353)  $(34,117)  $(35,225)    $(11,652)    $(39,348)  $(40,039)   $ (38,302)   $ (86,778)  $ (86,803)

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(1) One-third of rent expense is deemed to be representative of interest.